EXHIBIT 99.2

Occidental Petroleum Corporation

DR. RAY R. IRANI

Chairman, President and Chief Executive Officer

– Conference Call –

Second Quarter 2007 Earnings Announcement

July 24, 2007

Los Angeles, California

Good morning – and thank you for joining us.

As you are no doubt aware, we announced two weeks ago that the giant Dolphin Project was fully operational and is delivering natural gas from Dolphin wells in Qatar’s North Field to customers in the United Arab Emirates. As one of the largest energy initiatives ever undertaken in the Middle East, this unique project will have a significant impact on the development of the region and we expect it to be a steady contributor to Oxy’s financial performance over the next 25 years.

When this project was in its formative stages, some industry observers expressed doubt that it could be completed on time and on budget because of huge cost overruns and lengthy construction delays typically incurred by other mega-energy projects. In the case of Dolphin, we’re exceptionally pleased that it is on target to deliver the projected production of 2 billion cubic feet per day with minimal variance in the project’s budget and construction schedule. This is a remarkable achievement for a project of this size and scope.

Let me take a minute or two to give you an overview of the project to date.

More than 20 wells were drilled to a depth of between 10,000 and 12,000 feet in the North Field’s Khuff Zone, which is one of the world’s largest natural gas reservoirs. These wells produce not only natural gas, but also associated natural gas liquids. The liquids are separated from the gas stream at Dolphin’s newly completed, 500-acre gas processing plant in Ras Laffan. The dry gas is then transported through a 48-inch, 230-mile long subsea pipeline completed late last year to the Taweellah receiving facility in the United Arab Emirates. The gas then supplies plants in the UAE and in the near future, Oman.

Regional authorities are forecasting substantial additional growth in demand for natural gas, and Dolphin’s gas grid is uniquely positioned to serve this expanding market.

We expect Dolphin gas production to ramp-up throughout the balance of this year and reach approximately two billion cubic feet per day by early next year. Ethane production from the project will be sold to Qatar under a long-term contract while the other liquids will be sold in international markets.

As a result of Oxy’s 24.5-percent interest in Dolphin, we expect our net share of production to ramp up to an average of 60,000 to 65,000 barrels of oil equivalent per day, and remain in that range for the foreseeable future.

Total cost of the Dolphin Project is expected to be approximately $4.8 billion including investments in the existing UAE eastern gas distribution system and related pipelines. Oxy’s investment in the Dolphin Project is approximately $1.2 billion of which investments of $361 million were made last year and approximately $218 million are expected this year. We expect the ROCE on Dolphin to be excellent, continuing at very attractive levels for the next 25 years.

Let me shift briefly to our ongoing efforts to add major new growth projects in the Middle East region.

I alluded to some of those opportunities last quarter, and while it remains premature to discuss the individual status of those negotiations, I’m pleased to report that we have not encountered any unforeseen obstacles to hinder our efforts. Our discussions are proceeding as expected and I remain confident that formal announcements will be made prior to year-end.

Since our continuing involvement in the projects to develop natural gas reserves in Abu Dhabi has received considerable attention in the industry press, I will comment specifically on that opportunity.

Oxy is honored to have been selected as one of the finalists for these giant gas projects. As you know, they involve development of trillions of cubic feet of natural gas and related liquids at the Shah and Bab fields, as well as multibillion dollar capital investments. We look forward to the final decision on participation in these projects later in the year.

Finally, I would like to update you on our production outlook for this year. As you will hear shortly from Steve Chazen, our worldwide oil and gas production for the first six months averaged 587,000 barrels of oil equivalent per day. Following our various asset trades and acquisitions in 2007, together with the ramp-up of the Dolphin Project, we expect the net effect to result in a 2007 year-end exit rate in the range of 630,000 to 650,000 barrels of oil equivalent per day.

With our focus on the continued strengthening of our core areas in an environment of robust energy prices, we expect 2007 to be another excellent year for Oxy.

I’ll now turn the call over to Steve Chazen.

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Second Quarter 2007 Earnings Announcement

July 24, 2007

Los Angeles, California

Thank you, Ray.

Net income for the quarter was $1.412 billion, or $1.68 per diluted share, compared to $860 million, or $0.99 per diluted share in the second quarter of 2006. The 2007 second quarter net income includes $419 million of after-tax gains ($0.50 per diluted share) from the sale of non-core assets, comprised of the following: a $181 million gain from the sale of 18.6 million shares (89%) of our investment in Lyondell, the remaining 2.4 million shares were sold in early July; a $116 million gain from the sale of the Pakistan assets; a gain of $107 million from the swap of the Horn Mountain assets with BP; and a $15 million gain from the sale of domestic mineral interests. At the end of the second quarter, we sold Pakistan and exchanged the Gulf of Mexico (Horn Mountain) assets with BP for producing properties in the Permian Basin and oil pipelines. The results of these operations will be reported as discontinued operations in our second quarter 10Q filing with the SEC. The second quarter 2007 also includes $44 million after-tax income ($0.06 per diluted share) from the Pakistan and Horn Mountain operations and other.

Here’s the segment breakdown for the second quarter.

Oil and gas second quarter 2007 results, excluding the Horn Mountain and Pakistan operations were $1.682 billion. After excluding the gain from the sale of domestic mineral interests, the second quarter 2007 results were $1.656 billion, compared to $1.857 billion for the second quarter of 2006. The following accounted for the decline in oil and gas earnings between these quarters:

•	Lower worldwide oil price realizations offset by higher gas realizations resulted in a decrease of $66 million of earnings over the comparable period in 2006.
•

The average price of West Texas Intermediate crude oil for the second quarter 2007 was $65.05 per barrel which was $5.65 per barrel lower than the second quarter 2006 price of $70.70. Occidental’s average realized price in the 2007 second quarter was $2.55 lower than in the comparable period in 2006. The differentials in the second quarter narrowed mainly in the middle east and domestically at Elk Hills.

•

The NYMEX gas price for the quarter was $7.56, compared to $7.26 for the second quarter 2006. Oxy’s domestic average realized gas price for the quarter was $7.07, up from $6.23 for the second quarter 2006.

•

Worldwide oil and gas production for the quarter averaged 583,000 barrels of oil equivalent per day, compared with 609,000 BOE production in the second quarter of last year. The second quarter production excluding volumes of the Russian non-operated asset sale in January, the Horn Mountain swap and the Pakistan sale in

June was 558,000 BOE for the second quarter 2007, compared with 551,000 BOE for the second quarter 2006.
•

Our guidance for the second quarter was in the range of 585,000 to 600,000 BOE per day. We were slightly under this range due to the impact of product prices that reduced volumes from our production sharing contracts in the Middle East by approximately 3,000 BOE per day. In this product price range for the current quarter, each dollar per barrel change in the price of oil impacts production by 600 barrels per day. We also had some weather related downtime in Permian and processing plant maintenance in Libya during the quarter.

•

Exploration expense of $93 million in the quarter was lower than our previous guidance of $110 million. The second quarter 2007 expense was $43 million higher than the second quarter of 2006, with the increase coming from the Middle East / North Africa.

Oil and gas production costs for the first half of 2007 were $12.30 a barrel compared to last year’s $11.70 a barrel. The increases were a result of higher field operating and maintenance expenses.

Chemical segment earnings for the second quarter 2007 of $158 million was in line with our first quarter conference call guidance. Chemicals earned $251 million in last year’s second quarter. The primary factor that accounted for the quarter-to-quarter difference was lower chloro-vinyl margins due to lower industry demand.

Net interest expense, excluding debt retirement charges, was a net $1 million income during the second quarter 2007, compared to $33 million expense in the 2006 second quarter.

The worldwide effective tax rate, excluding the impact of asset sales and other significant items, was 46 percent for the second quarter of 2007, three percent lower than our guidance. The lower rate reflects a change in the mix – with more income coming from U.S. sources than higher taxed foreign sources.

Let me now turn to Occidental’s performance through the first six months.

Net income was $2.624 billion, or $3.11 per diluted share for the first six months of 2007, compared with $2.091 billion, or $2.42 per diluted share for the same period of 2006. In addition to the asset sales recorded in the second quarter, the six months 2007 also includes income of $387 million, net of tax for the following: a $412 million gain from the sale of our Russian investment, a $112 million gain for litigation settlements, a $107 million charge for cash tender offers for various debt issues and a $30 million provision for a plant closure.

Worldwide oil and gas production for the six months averaged 587,000 barrels of oil equivalent per day, compared with 601,000 BOE production in the first six months of last year. Production after excluding Russia, Pakistan and Horn Mountain, averaged 559,000 BOE for the first six months of 2007, an increase of 3 percent over the 542,000 BOE for the same period of 2006.

Capital spending was $850 million for the quarter and $1.630 billion for the first six months. We expect total capital spending for the year to be in the range of $3.4 to $3.5 billion.

Cash flow from operations for the six months was approximately $2.9 billion. We received total proceeds of $485 million from the sale of our interest in the Russian joint venture, $55 million from the sale of domestic mineral interests and $600 million from the sale of 19 million shares of our investment in Lyondell. We used $1.6 billion of the company’s cash flow to fund capital expenditures, $500 million for acquisitions, $1.1 billion to repurchase debt and $370 million to pay dividends. In addition, we spent $550 million to repurchase 11.2 million common shares at an average price of $49.84 per share. These net cash outlays reduced our $1.6 billion cash balance at the end of last year by $100 million to $1.5 billion at June 30. Debt was $2.0 billion at the end of June, with non-current debt of $1.7 billion.

The weighted average basic shares outstanding for the six months were 839.3 million and the weighted average diluted shares outstanding were 843.2 million. At June 30, there were 835.1 million basic shares outstanding and the fully dilutive share amount was approximately 839.0 million.

Our debt to capitalization ratio was 9 percent, down from 13 percent at yearend 2006. Over the first half of the year, Oxy’s annualized return on equity was 26 percent, with an annualized return on capital employed of 24 percent.

As we look ahead in the current quarter:

•

We expect oil and gas production to be in the range of 585,000 to 590,000 BOE per day during the third quarter. The increase includes 17,000 BOE per day from Dolphin, 7,000 BOE per day from the Permian assets acquired in the BP swap and 4,000 BOE per day from the announced acquisition of Qatar assets from Anadarko. These increases will be partially offset by the sale of Pakistan and the swap of Horn Mountain which will reduce third quarter production by 25,000 barrels of oil equivalent per day compared to the second quarter.
•

Dolphin is expected to contribute $10 million to pre-tax income during the third quarter start up. The third quarter income reflects lower start-up gas sales and pipeline tariff volumes. We’re not anticipating liftings of NGLs, as initial inventories build up. Additionally, the third quarter will have start-up expenses and full operating costs including interest on the pipeline operations which was capitalized during construction. Income will increase as production ramps up to capacity.

We expect the oil and gas production year end exit rate to be in the range of 630,000 to 650,000 BOE per day. The increase includes 47,000 to 65,000 BOE per day from Dolphin, 7,000 BOE per day from the Permian assets acquired in the BP swap and 6,000 BOE per day from the announced acquisition of Qatar assets from Anadarko.

With regards to prices -

•	A $1.00 per barrel change in oil prices impacts oil and gas quarterly earnings by about $40 million before the impact of income taxes.
•	A swing of 50-cents per million BTUs in gas prices has a $24 million impact on quarterly earnings before income taxes. The NYMEX gas price for the second quarter was $7.56 per thousand cubic feet.

Additionally -

•	We expect exploration expense to be about $95 million for seismic and drilling for our Libya and South American exploration programs.

•	We expect chemical segment earnings to be in the range of $160 to $175 million, compared to the $158 million in the second quarter.
•	We expect interest expense to be about $12 million in the third quarter. The increase from the second quarter reflects the loss of capitalized interest on the Dolphin Project.
•

We expect our combined worldwide tax rate in the third quarter to increase to about 47 percent, due to increases in foreign exploration. Our second quarter and six months U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Copies of the press release announcing our second quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; changes in tax rates; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com . You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation
Cash and Cash Equivalents
($ Millions)
Reconciliation to Generally Accepted Accounting Principles (GAAP)
	31-Dec-06	30-Jun-07
Cash and cash equivalents	1,339	1,505
Short-term investments	240	-
	1,579	1,505
Roundings for presentation	21	(5)
	1,600	1,500

Occidental Petroleum Corporation
Return on Capital Employed (% )
($ Millions)		Six
		Months	Annualized
Reconciliation to Generally Accepted Accounting Principles (GAAP)	2006	2007	2007
GAAP measure - earnings applicable to common shareholders	4,191	2,624
Interest expense	131	175
Tax effect of interest expense	(46)	(61)
Earnings before tax-effected interest expense	4,276	2,738
GAAP stockholders' equity	19,252	21,111
DEBT
GAAP debt
Debt, including current maturities	2,790	1,880
Non-GAAP debt
Capital lease obligation	25	25
Subsidiary preferred stock	75	75
Total debt	2,890	1,980
Total capital employed	22,142	23,091
Return on Capital Employed (%)	21.2	12.1	24.2

Occidental Petroleum Corporation

Results of Operations and Results Per Unit of Production

Retrospective Application

	Consolidated Subsidiaries
	2006	Less:	Less:
	Annual		Horn	Retrospective
	Report	Pakistan	Mountain	Application
December 31, 2006
Results of Operations ($ Millions)
Revenues (incl implied tax $1,123)	12,256	173	288	11,795
Production costs	2,365	17	10	2,338
Exploration expenses	295	-	(1)	296
Other operating expenses	600	19	1	580
Depreciation, depletion and amort.	1,761	35	24	1,702
Pretax income	7,235	102	254	6,879
Income tax expense	2,911	24	91	2,796
Results of operations	4,324	78	163	4,083
Results Per Unit of Production ($/BOE)
Revenues	52.83			53.42
Production costs	11.23			11.70
Exploration expenses	1.40			1.48
Other operating expenses	2.85			2.90
Depreciation, depletion and amort.	8.35			8.52
Pretax income	29.00	-	-	28.82
Income tax expense	8.49			8.38
Results of operations	20.51	-	-	20.44